Exhibit 99.1



                     EXHIBIT 99.1 - JOINT FILING AGREEMENT



The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G and any amendments thereto with respect to the equity securities (as defined in Rule 13d-1(i)) of the issuer, beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13G and any amendments thereto.


Date:  September 10, 2015

                                    First Trust Portfolios L.P.,
                                    First Trust Advisors L.P. and
                                    The Charger Corporation


                                    By:  /s/  Mark R. Bradley
                                         -----------------------------
                                         Name:  Mark R. Bradley
                                         Title: Chief Financial Officer and
                                                Chief Operating Officer of
                                                First Trust Portfolios L.P. and
                                                First Trust Advisors L.P., and
                                                Chief Financial Officer and
                                                Treasurer of The Charger
                                                Corporation